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                                                                  (513) 723-4000



                               September 19, 1996

Board of Directors
Home City Financial Corporation
63 West Main Street
Springfield, Ohio 45502-1309

Board of Directors
Home City Federal Savings Bank of Springfield
63 West Main Street
Springfield, Ohio 45502-1309

          Re: Conversion from a Federal Mutual Savings Bank to a Federal Permanent Capital Stock Savings Bank - Federal and State Tax Matters

Gentlemen:

                  You have requested our opinion regarding certain federal income tax and state tax consequences resulting from the proposed conversion (the "Conversion") of Home City Federal Savings Bank of Springfield (the "Bank"), from a mutual savings bank to a permanent capital stock savings bank (the "Stock Bank") incorporated under the laws of the United States and the simultaneous acquisition by Home City Financial Corporation, an Ohio corporation (the "Holding Company"), of all of the capital stock to be issued by the Stock Bank upon the Conversion.

                  We have reviewed the Plan of Conversion adopted by the Bank's Board of Directors on September 3, 1996 (the "Plan"), the Application for Conversion on Form AC (the "Application") filed with the Office of Thrift Supervision (the "OTS"), the Summary Proxy Statement, the Prospectus and other solicitation materials included in the Application, and have examined such other legal and factual matters we have considered appropriate. Unless otherwise indicated, defined terms in this letter have the same meaning as in the Plan and the Prospectus.

                  We have not requested on your behalf nor have we received any rulings from the Internal Revenue Service ("IRS") in connection with the Conversion or the attendant federal income tax consequences.


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Board of Directors
September 19, 1996
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                                      FACTS
                                      -----

         A.       HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                  ---------------------------------------------

                  The Bank is a mutual savings bank which was incorporated in 1925 as a savings and loan association under the name "Home City Savings and Loan Association." The Bank changed its name to "Home City Federal Savings Bank" on May 1, 1996. As a mutual savings bank chartered under the laws of the United States, the Bank is subject to supervision and regulation by the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. The deposits of the Bank are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") administered by the FDIC.

                  The Bank is principally engaged in the business of originating loans secured by first mortgages on one- to four-family residential real estate located in the Bank's primary market area. The Bank also originates loans for the construction of residential real estate and loans secured by multifamily real estate and nonresidential real estate. The origination of consumer loans, including unsecured loans, passbook loans, loans secured by motor vehicles and home improvement loans, constitutes a small portion of the Bank's lending activities. The Bank also invests in mortgage-backed securities, U.S. Government agency obligations, deposits in other financial institutions, and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans and mortgage-backed securities.

                  The Bank conducts business from its office located at 63 West Main Street, Springfield, Ohio 45502-1309. The Bank's primary market area consists of Clark County, Ohio, and adjacent counties.

HOME CITY FINANCIAL CORPORATION
- -------------------------------

                  The Holding Company was incorporated under Ohio law in August, 1996, at the direction of the Bank for the purpose of becoming the holding company of the Stock Bank after the Conversion. The Holding Company has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. The Holding Company has applied to the OTS for approval to acquire the capital stock to be issued by the Stock Bank in the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, and its principal asset will be the


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Board of Directors
September 19, 1996
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capital stock of the Stock Bank. As a savings and loan holding company, the
Holding Company will be required to register with, and be subject to, examination and supervision by the OTS.

         B.       THE PLAN OF CONVERSION
                  ----------------------

                  On September 3, 1996, the Board of Directors of the Bank unanimously adopted the Plan and recommended that the voting members of the Bank approve the Plan at a special meeting of members of the Bank to be held after the Bank receives approval of the Application from the OTS (the "Special Meeting"). Under the Plan, (i) the Bank will be converted from a federal mutual savings bank to a federal stock savings bank, (ii) all of the capital stock of the Stock Bank, which will be one class of voting common shares, will be issued to the Holding Company, and (iii) the Holding Company will offer for sale and issue common shares of the Holding Company (the "Common Shares") to eligible persons in a subscription offering (the "Subscription Offering") and to the general public in a direct community offering (the "Community Offering").

                  The aggregate purchase price at which the Common Shares will be offered and sold pursuant to the Plan will be based upon the estimated pro forma market value of the Bank, as determined by an independent appraiser. Keller & Company ("Keller"), a firm experienced in valuing thrift institutions, has prepared an independent appraisal of the pro forma market value of the Bank. Keller's valuation of the estimated pro forma market value of the Bank, as converted, is $720,000 as of September 6, 1996 (the "Pro Forma Value"). The
Bank will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of Common Shares to be issued. Applicable regulations require, however, that the Bank establish a range of 15% above and below the Pro Forma Value (the "Valuation Range") to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for bank shares and other factors from the time of commencement of the Subscription Offering until the completion of the Community Offering. Based on the Pro Forma Value of the Bank as of September 6, 1996, the Valuation Range is $6,120,000 to $8,280,000, resulting in the sale of between 612,000 and 828,000 Common Shares at a purchase price of $10 per share.

         C.       LIQUIDATION ACCOUNT
                  -------------------

                  In the event of a complete liquidation of the Bank in its present mutual form, each depositor in the Bank would receive a pro rata share of any assets of the Bank remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Bank at the time of liquidation.


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Board of Directors
September 19, 1996
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                  In the event of a complete liquidation of the Stock Bank after the Conversion, each depositor in the Stock Bank would have a claim of the same general priority as the claims of all other general creditors of the Stock Bank. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Stock Bank above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Bank.

                  For the purpose of granting a limited priority claim to the assets of the Stock Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Stock Bank after the Conversion, the Bank will, at the time of the Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of the Bank as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Stock Bank.

                  Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be.

                  The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders or Supplemental Eligible Account Holders on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of any fiscal year subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.


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Board of Directors
September 19, 1996
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                  In the event of a complete liquidation of the Stock Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the shareholders of the Stock Bank. Any assets remaining after satisfaction of such liquidation rights and the claims of the Bank's creditors would be distributed to the Holding Company as the sole shareholder of the Bank. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         D.       ISSUANCE OF SHARES
                  ------------------

                  1.       SUBSCRIPTION OFFERING.
                           ----------------------

                  Nontransferable subscription rights to purchase Common Shares will be issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to the Bank that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares

                  The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Bank at the Special Meeting.

                  The preference categories and the preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

                  CATEGORY 1. Eligible Account Holders will receive, without payment, nontransferable subscription rights to purchase up to the greater of
(i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or
(iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account


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Board of Directors
September 19, 1996
Page 6


Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan.

                  If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. No fractional shares will be issued. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the ESOP set forth in the following paragraph.

                  CATEGORY 2. The ESOP will receive, without payment, the nontransferable subscription rights to purchase up to 10% of the Common Shares sold in connection with the Conversion. The subscription rights of the ESOP are subordinate to the subscription rights in Category 1, except that if the final pro forma value of the Bank exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes due to an oversubscription in Category 1, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of Holding Company. If the ESOP purchases authorized but unissued shares from Holding Company, such purchases would have dilutive effect on the interests of Holding Company's shareholders.

                  CATEGORY 3. Supplemental Eligible Account Holders, will receive, without payment, nontransferable subscription rights to purchase up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan.

                  If the exercise of subscription rights in Category 3 results in an over-subscription, Common Shares will be allocated among the subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal


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Board of Directors
September 19, 1996
Page 7


100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Depositions on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

                  Subscription rights received in Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

                  CATEGORY 4. All Voting Members who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Eligible Members") will receive nontransferable subscription rights to purchase Common Shares in an amount up to the greater of the amount permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to the overall purchase limitations set forth in Section 10 of the Plan. In the event of an oversubscription in Category 4, the available shares will be allocated among subscribing Other Eligible Members on an equitable basis in the same proportion that their respective subscriptions bear to the total amount of all subscriptions in Category 4.

                  Subscription rights received under Category 4 will be subordinate to the subscription rights under Categories 1 through 3.

                  2.       COMMUNITY OFFERING.
                           -------------------

                  Concurrently with the Subscription Offering, Holding Company will offer Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 952,200 Common Shares, Common Shares may not be available for purchase in the Community Offering. If subscriptions for at least 952,200 Common Shares have not been received by the Subscription Expiration Date, Holding Company anticipates selling Common Shares in the Community Offering to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. All sales of Common Shares in the Community Offering will be at the same price per share as the sales of Common Shares in the Subscription Offering.


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Board of Directors
September 19, 1996
Page 8


                  In the event shares are available in the Community Offering, members of the general public may purchase up to 1% of the Common Shares sold, which is 9,522 Common Shares at the maximum of the Valuation Range, as adjusted. If an insufficient number of shares is available to fill all of the orders received in the Community Offering, the available shares will be allocated in a manner to be determined by the Board of Directors of Holding Company, subject to the following:

                  (i) Preference will be given to natural persons who are residents of Clark County, Ohio, the county in which the offices of Bank are located;

                  (ii) Orders received in the Community Offering will first be filled up to a maximum of 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled;

                  (iii) No person, together with any Associate and persons Acting in Concert, may purchase more than 2% of the Common Shares; and

                  (iv) The right of any person to purchase Common Shares in the Community Offering is subject to the right of Holding Company and Bank to accept or reject such purchases in whole or in part.

                  The term "resident" as used herein with respect to the Community Offering means any natural person who, on the date of submission of a stock order form, maintained a bona fide residence within, as appropriate, Clark County or a jurisdiction in which the Common Shares are being offered for sale.

         E.       RESULTS OF CONVERSION
                  ---------------------

                  Depositors who are members of the Bank will have no voting rights in the Stock Bank and will not participate, therefore, in the election of directors or otherwise control the Stock Bank's affairs. After the Conversion, voting rights in the Stock Bank will be vested exclusively in the Holding Company as the sole shareholder of the Bank. Each holder of Common Shares will be entitled to one vote for each share owned on any matter to be considered by the shareholders of the Holding Company.

                  The Conversion will not interrupt the business of the Bank. During and upon completion of the Conversion, the Bank will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees. All deposit accounts in the Stock Bank will be equivalent in


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Board of Directors
September 19, 1996
Page 9


amount, interest rate and other terms to the present deposit accounts in the Bank, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Bank.

                           ADDITIONAL REPRESENTATIONS
                           --------------------------

                  You have made the following additional representations upon which we have relied:

                  (1) The Holding Company and the Bank have no current plan or intention to redeem or otherwise acquire any of the Common Shares to be issued in connection with the Conversion.

                  (2) Immediately following the consummation of the Conversion, the Stock Bank will possess the same assets and liabilities as the Bank held immediately prior to the Conversion, plus proceeds from the sale of the Common Shares to the Holding Company in exchange for approximately 50% of the net proceeds of the Conversion. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by the Bank immediately preceding the Conversion) will in the aggregate constitute less than one percent of the net assets of the Bank and any such expenses and distributions will be paid by the Bank and the Holding Company from the proceeds of the Subscription Offering.

                  (3) Following the Conversion, the Stock Bank will continue to engage in its business in substantially the same manner as engaged in by the Bank prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets except in the ordinary course of business.

                  (4) The Bank is not under the jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (5) The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders and Supplemental Eligible Account Holders as of the close of business on the Eligibility Record Date and the Supplemental Eligibility Record Date, respectively, will equal or exceed ninety-nine percent (99%) of the aggregate fair market value of all deposit accounts (including those accounts with less than $50) in the Bank as of the close of business on such dates. No Common Shares will be issued directly to or purchased by depositor-employees at a discount.


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Board of Directors
September 19, 1996
Page 10

                  (6) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members in lieu of (a) nontransferable subscription rights, or (b) an interest in the Liquidation Account of the Bank.

                  (7) Until January 1, 1996, the Bank utilized a reserve for bad debts in accordance with Section 593 of the Code. From January 1, 1996, until the date of Conversion, the Bank utilized the experience method of computing its bad debt deduction. Following the Conversion, the Stock Bank shall likewise utilize the experience method of computing its bad debt deduction.

                  (8) The Holding Company has no plan or intention to sell or otherwise dispose of the shares of the Stock Bank purchased by it in the Conversion.

                  (9) The Bank's depositors will pay the expenses of the Conversion solely attributable to them, if any. The Holding Company will pay the expenses of the transaction and will not pay any expenses solely attributable to the depositors or to the Holding Company's shareholders.

                  (10) No Qualifying Deposits as of the Eligibility Record Date or the Supplemental Eligibility Record Date will be excluded from participation in the Liquidation Account.

                  (11) The fair market value of the withdrawable deposit accounts plus interests in the Liquidation Account of the Stock Bank to be constructively received under the Plan will in each instance be equal to the fair market value of the withdrawable deposit accounts of the Bank surrendered in exchange therefore. All proprietary rights in the Bank form an integral part of the withdrawable deposit accounts being surrendered in the exchange.

                  (12) The Board, as defined in Section 368(a)(3)(D)(iii) of the Code, has not made the certification described in Section 368(a)(3)(D)(ii), nor will such certification be made prior to or otherwise in connection with the Conversion.

                                STATEMENT OF LAW
                                ----------------

                  In Revenue Ruling 80-105, 1980-1 C.B. 78, the IRS ruled that a conversion of a federal mutual savings and loan association into a state stock savings and loan association constituted a tax-free reorganization under Section 368(a)(1)(F) of the Code. Subsequently, the IRS consistently issued private letter rulings that conversions of savings and loans qualify as tax-

Board of Directors
September 19, 1996
Page 11


free reorganizations under the code, with the attendant tax consequences to the depositors and shareholders that follow from such transactions. Although private letter rulings may not be relied upon by taxpayers other than those to whom the ruling is directed, such rulings do indicate the administrative position of the Service.

                               OPINION OF COUNSEL
                               ------------------

                  Based upon both our understanding of the facts and your representations set forth above, and in reliance thereon, we are of the opinion that for federal income tax purposes:

                  (1) The Conversion of the Bank from a federal mutual savings bank to a federal stock savings bank constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Bank or the Stock Bank as a result of the Conversion. The Bank and the Stock Bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                  (2) The assets of the Stock Bank will have the same basis in its hands immediately after the Conversion as they had in the hands of the Bank immediately prior to the Conversion, and the holding period of the assets of the Stock Bank after the Conversion will include the period during which the assets were held by the Bank before the Conversion.

                  (3) No gain or loss will be recognized to the deposit account holders upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Bank immediately prior to the Conversion, of withdrawable deposit accounts in the Stock Bank immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Bank immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Stock Bank, as described above.

                  (4) The basis of the withdrawable deposit accounts in the Stock Bank held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value).

Board of Directors
September 19, 1996
Page 12

                  (5) No gain or loss will be recognized to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no readily ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members as a result of their exercise of such nontransferable subscription rights.

                  (6) The basis of the Common Shares purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such Common Shares will commence on the date of such exercise. The basis of the Common Shares purchased in the Community Offering will be the purchase price thereof and the holding period of such shares will commence on the day after the date of the purchase.

                  (7) For purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization. The taxable year of the Bank will not end on the effective date of the Conversion and, immediately after the Conversion, the Stock Bank will succeed to and take into account the tax attributes of the Bank immediately prior to the Conversion, including the Bank's earnings and profits or deficit in earnings and profits.

                  (8) The pre-1988 bad debt reserves of the Bank immediately prior to the Conversion will not be required to be restored to the gross income of the Stock Bank as a result of the Conversion, and immediately after the Conversion such pre-1988 bad debt reserves will have the same character in the hands of the Stock Bank that they would have had if there had been no Conversion. The Stock Bank will succeed to and take into account the dollar amounts of those accounts of the Bank which represent pre-1988 bad debt reserves in respect of which the Bank has taken a bad debt deduction for taxable years ending before January 1, 1988.

                  (9) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Stock Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Stock Bank will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distribution to shareholders under Section 593(e) of the Code.


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Board of Directors
September 19, 1996
Page 13


                  For Ohio Tax Purposes, we are of the opinion that:

                  (1) The Bank is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status.

                  (2) The Bank is subject to the Ohio corporate franchise tax on "financial institutions," which is currently imposed annually at a rate of 1.5% of the Bank's equity capital determined in accordance with generally accepted accounting principles ("GAAP"), and the Conversion will not change such status.

                  (3) As a "financial institution," the Bank is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status.

                  (4) The Conversion will not be a taxable transaction to the Bank or the Stock Bank for purposes of the Ohio corporate franchise tax; however, as a consequence of the Conversion, the annual Ohio corporate franchise tax liability of the Bank will increase if the taxable net worth of the Bank (i.e., book net worth computed in accordance with GAAP at the close of the Bank's taxable year for federal income purposes) increases thereby.

                  (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Bank or the Stock Bank for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

                  Unlike private rulings, an opinion of counsel is not binding on the IRS, and the IRS could disagree with the conclusions reached in this opinion. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial proceeding, although counsel believes that the positions expressed in its opinion should prevail if the matters are litigated.

                                        Very truly yours,

                                        Vorys, Sater, Seymour and Pease